Exhibit 10.3

Summary of Revised Timing of Annual Board Member Stock Unit Grants

On August 20, 2008, the Board of Directors of The Gap, Inc. (the “Board”) determined that the annual stock units granted to continuing non-employee directors following the company’s annual shareholders meeting, as well as the initial grant made to any non-employee director who is first elected to the Board at the company’s annual shareholders meeting, be granted on June 30 of each year (rather than the day after the annual meeting); provided, however, that if the company’s annual shareholders meeting takes place after June 30, then the related stock unit grants will be granted on the first business day following that meeting. All other components of non-employee director compensation remain unchanged.